Exhibit 99.1

Vision-Sciences Reports Financial Results for Third Quarter and First Nine Months of Fiscal 2015

Orangeburg, NY – February 4, 2014 – Vision-Sciences, Inc. (Nasdaq: VSCI), a leading provider of unique flexible endoscopic products, today announced financial results for the three- and nine-month periods ended December 31, 2014.

Third Quarter Fiscal 2015 Highlights

●

Net sales increased 9% to $4.9 million in the third quarter of fiscal 2015 as compared with $4.5 million in the third quarter of fiscal 2014. On a sequential basis, net sales increased 20% from second quarter of 2015 levels;

●

Medical sales of $3.9 million for the third quarter of fiscal year 2015 increased 8% from $3.6 million in the third quarter of fiscal 2014. Excluding sales to Stryker Corporation, medical sales increased 33% to $3.2 million; in May 2014 the Company decided not to renew an agreement with Stryker for the sale of Vision-Sciences' cystoscopy products;

●	Industrial sales increased 16% to $1.1 million as compared with the third quarter of fiscal 2014;
●

Operating loss improved 2% as compared with the third quarter of fiscal 2014 to $(1.4) million, however, this included expenses of $464 thousand related to our previously announced proposed merger with Uroplasty, Inc.;

●	Net loss of $1.6 million and $(0.03) per basic and diluted share were unchanged from the third quarter of fiscal 2014 even though this quarter’s results included merger-related expenses; and,
●	Entered into merger agreement with Uroplasty, Inc., a global medical device company that develops, manufactures, and markets innovative proprietary products for the urology market.

First Nine Months of Fiscal Year 2015 Highlights

●	Net sales increased by 5% to $12.8 million from $12.1 million in the first nine months of fiscal 2014;
●	Operating loss improved by 8% to $(4.7) million compared to $(5.2) million in the first nine months of fiscal 2014;
●

Net loss improved by 5% to $(5.1) million, or ($0.11) per basic and diluted share, compared to a net loss of $(5.3) million, or ($0.12) per basic and diluted share, for the first nine months of 2014; and,

●	Net cash used in operating activities was $3.7 million for the first nine months of 2015, an improvement from $4.5 million in the prior-year period.

“We are pleased with our financial results for the third quarter and first nine months of fiscal 2015, which reflect our ongoing focus on sales force execution, gross margin improvements and new product introductions. These initiatives are further reflected in the improvements across the board and in our operating results,” commented Howard Zauberman, President and Chief Executive Officer of Vision-Sciences, Inc. “We look forward to continued growth, which we believe will be accelerated by the combination of Uroplasty and Vision-Sciences, yielding long-term benefits to both companies and our shareholders.”

Results of Operations

Net sales in the third quarter of fiscal 2015 increased by 9% to $4.9 million as compared with $4.5 million in the same period one year ago, driven by higher sales in our medical and industrial businesses. Medical sales of $3.9 million for the third quarter of fiscal year 2015 increased 8% from $3.6 million in the third quarter of fiscal 2014. Excluding sales to Stryker Corporation, sales in our medical business were $3.2 million, an increase of 33% compared with the same period one year ago.

Net sales in the first nine months of fiscal 2015 increased by 5% to $12.8 million compared with $12.1 million in the prior-year period, reflecting higher sales in our medical and industrial businesses. Medical sales of $10.2 million for the first nine months of fiscal year 2015 increased 2% from $10.0 million in the first nine months of fiscal 2014. Excluding sales to Stryker Corporation, sales in our medical business were $8.7 million in the first nine months of fiscal 2015, an increase of 35% compared with the same period one year ago.

Industrial sales in the third quarter of fiscal 2015 increased by 16% to $1.1 million as compared with $0.9 million in the third quarter of fiscal 2014. Industrial sales in the first nine months of fiscal 2015 increased by 23% to $2.6 million as compared with $2.1 million in the first nine months of fiscal 2014. The growth in each period was primarily due to economic improvement in the U.S. airline industry. The launch of two new industrial products late in the third quarter of fiscal 2015, our latest small video borescope and a new digital processor, contributed to that increase.

Net sales detail (in thousands, except for percentages) for the third quarter and first nine months of fiscal years 2015 and 2014 were as follows:

	Three Months Ended December 31,			Nine Months Ended December 31,
Market/Category	2015	2014	%	2015	2014	%
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Urology	$1,995	$2,097	-5%	$5,696	$5,614	1%
ENT	510	386	32%	1,271	1,128	13%
TNE	68	361	-81%	325	944	-66%
Pulmonology	241	276	-13%	833	757	10%
Repairs, peripherals and accessories	1,041	466	123%	2,057	1,570	31%
Total net medical sales	$3,855	$3,586	8%	$10,182	$10,013	2%
Total net industrial sales	1,065	921	16%	2,600	2,114	23%
Net Sales	$4,920	$4,507	9%	$12,782	$12,127	5%

Gross profit increased 38% to $1.9 million for the third quarter of fiscal 2015. Gross profit as a percent of net sales increased to 38.7% for the third quarter of fiscal 2015, as compared to 30.6% in the prior-year period. For the first nine months of fiscal 2015, gross profit increased 18% to $4.3 million. Gross profit as a percent of net sales increased to 33.7% for the first nine months of fiscal 2015, as compared to 30.1% in the prior-year period. The increases in gross profit and gross profit as a percent of net sales are attributable to a favorable product mix as well as our cost-savings measures.

Selling, general and administrative (“SG&A”) expenses were $2.8 million in the third quarter of fiscal 2015, an increase of $0.5 million, or 20%, compared with the prior-year period. For the first nine months of fiscal 2015, SG&A expenses were $7.6 million, an increase of $0.2 million, or 3%, compared with the prior-year period. In both the third quarter and nine month periods of fiscal 2015, expenses related to the merger with Uroplasty more than offset our cost-saving measures. Excluding merger-related expenses, SG&A expenses were $2.3 million in the third quarter of fiscal 2015, virtually unchanged from last year’s third quarter, and $7.1 million in the first nine months of fiscal 2015, a decrease of $0.3 million, or 4%, as compared with the first nine months of fiscal 2014.

Research and development (“R&D”) expenses were $0.6 million in the third quarter of fiscal 2015, an increase of $36 thousand, or 7%, over the same period last year, primarily attributable to higher product development costs. For the first nine months of fiscal 2015, R&D expenses increased by $66 thousand, or 4%, over the same period last year.

Our operating loss improved by $33 thousand, or 2%, to $(1.4) million in the third quarter of fiscal 2015 as compared with the prior-year period, primarily due to the higher gross margin, which was largely offset by expenses related to the merger. During the first nine months of fiscal 2015, operating loss improved by $0.4 million, or 8%, to $(4.7) million as compared with the prior-year period, primarily due to higher gross margin.

Our net loss was $(1.6) million, or $(0.03) per basic and diluted share, for the quarters ended December 31, 2015 and 2014. For the first nine months of fiscal 2015, the net loss improved to $(5.1) million, or $(0.11) per basic and diluted share, as compared with a net loss of $(5.3) million, or ($0.12) per basic and diluted share, in the first nine months of 2014.

At December 31, 2014, we had cash and cash equivalents of $1.5 million and working capital of $6.6 million, compared with cash and cash equivalents of $1.2 million and working capital of $6.9 million at March 31, 2014. Net cash used in operating activities was $3.7 million for the first nine months of fiscal 2015, an improvement from $4.5 million in the same period one year ago.

On June 16, 2014, we issued a convertible promissory note to Lewis C. Pell, our Chairman, which allowed us to borrow up to $5.0 million. As of December 31, 2014, we had $4.0 million in principal outstanding under the note.

As part of the activities related to our proposed merger, on January 27, 2015, we filed with the U.S. Securities and Exchange Commission a registration statement on Form S-4, which includes a preliminary joint proxy statement for us and Uroplasty, Inc that also constitutes our prospectus. The registration statement is not yet complete and will be further amended. If the merger is completed, we will be renamed “Cogentix Medical, Inc.”

Conference Call

Howard Zauberman, President and Chief Executive Officer, and Gary Siegel, Vice President, Finance, will host a conference call to discuss the second quarter fiscal 2015 financial results at 8:30 a.m. EDT, on Thursday, February 5, 2014.

Conference dial-in:	(877) 303-1595
International dial-in:	(970) 315-0449
Conference ID:	70941792
Webcast:	http://ir.visionsciences.com/

An audio replay of the conference call will be available from 11:30 a.m. EST on Thursday, February 5, 2015, through 11:59 p.m. EST on Thursday, February 19, 2015, by dialing (855) 859-2056 from the U.S. or (404) 537-3406 from abroad. The audio webcast will also be available in the investor section of the Company's website, www.visionsciences.com.

About Vision-Sciences, Inc.

Vision-Sciences, Inc. designs, develops, manufactures and markets products for flexible endoscopy. The Company’s unique product lines feature a streamlined visualization system and proprietary sterile disposable microbial barrier, known as EndoSheath technology, providing users with efficient and cost effective endoscope turnover while enhancing patient safety. Information about Vision-Sciences’ products is available at www.visionsciences.com.

Vision-Sciences owns the registered trademarks Vision Sciences®, EndoSheath®, EndoWipe®, Slide-On®, and The Vision System®.

Important Additional Information and Where to Find It

In connection with the proposed merger, Vision-Sciences has filed with the SEC a registration statement on Form S-4 that includes a preliminary joint proxy statement of Uroplasty and Vision-Sciences that also constitutes a preliminary prospectus of Vision-Sciences. The registration statement is not complete and will be further amended.  Uroplasty and Vision-Sciences will make the definitive joint proxy statement/prospectus available to their respective shareholders. Investors are urged to read the definitive joint proxy statement/prospectus when it becomes available, because it will contain important information. The registration statement, joint proxy statement/prospectus and other documents filed by Uroplasty and Vision-Sciences with the SEC are available free of charge at the SEC's website (www.sec.gov) and from Uroplasty and Vision-Sciences. Requests for copies of the joint proxy statement/prospectus and other documents filed by Uroplasty with the SEC may be made by contacting Brett Reynolds, Senior Vice President, Chief Financial Officer by phone at (952) 426-6152 or by email at brett.reynolds@uroplasty.com, and request for copies of the joint proxy statement/prospectus and other documents filed by Vision-Sciences may be made by contacting Gary Siegel, Vice President, Finance by phone at (845) 848-1085 or by email at gary.siegel@visionsciences.com.

Participants in the Solicitation

Uroplasty, Vision-Sciences, their respective directors, executive officers and employees may be deemed to be participants in the solicitation of proxies from Uroplasty's and Vision-Sciences' respective shareholders in connection with the proposed transaction.  Information about the directors and executive officers of Uroplasty and their ownership of Uroplasty stock is set forth in Uroplasty's annual report on Form 10-K for the fiscal year ended March 31, 2014,  and its proxy statement for its 2014 annual meeting of shareholders, which was filed with the SEC on July 22, 2014. Information regarding Vision-Sciences' directors and executive officers is contained in Vision-Sciences' annual report on Form 10-K for the fiscal year ended March 31, 2014 and its proxy statement for its 2014 annual meeting of shareholders, which was filed with the SEC on June 17, 2014. These documents can be obtained free of charge from the sources indicated above. Certain directors, executive officers and employees of Uroplasty and Vision-Sciences may have direct or indirect interest in the transaction due to securities holdings, vesting of equity awards and rights to severance payments. Additional information regarding the participants in the solicitation of Uroplasty and Vision-Sciences shareholders will be included in the joint proxy statement/prospectus filed with the SEC.

Cautionary Statements Related to Forward-Looking Statements

This press release includes forward-looking statements.  These forward-looking statements generally can be identified by the use of words such as "anticipate," "expect," "plan," "could," "may," "will," "believe," "estimate," "forecast," "goal," "project," and other words of similar meaning.  Forward-looking statements in this press release include, but are not limited to, statements about the benefits of the transaction; expected revenue growth rates; the expected timing of the completion of the transaction; and the combined company's plans, objectives, expectations and intentions with respect to future operations, products and services.  Each forward-looking statement contained in this press release is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement.  Applicable risks and uncertainties include, among others, uncertainties as to the timing of the transaction; uncertainties as to whether Uroplasty shareholders and Vision-Sciences shareholders will approve the transaction; the risk that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived; the risk that shareholder litigation in connection with the transaction may result in significant costs of defense, indemnification and liability; other business effects, including the effects of industry, economic or political conditions outside of either company's control; the failure to realize synergies and cost-savings from the transaction or delay in realization thereof; the businesses of Uroplasty and Vision-Sciences may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; operating costs and business disruption following completion of the transaction, including adverse effects on employee retention and on each company's respective business relationships with third parties; transaction costs; actual or contingent liabilities; the adequacy of the combined company's capital resources; and the risks identified under the heading "Risk Factors" in Uroplasty's Annual Report on Form 10-K, for the fiscal year ended March 31, 2014, filed with the Securities and Exchange Commission ("SEC") on June 9, 2014, and Vision-Sciences' Annual Report on Form 10-K for the fiscal year ended March 31, 2014, filed with the SEC on May 30, 2014, as well as both companies' subsequent Quarterly Reports on Form 10-Q and other information filed by each company with the SEC.  Uroplasty and Vision-Sciences caution investors not to place considerable reliance on the forward-looking statements contained in this press release.  You are encouraged to read Uroplasty's and Vision-Sciences' filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this release, and Uroplasty and Vision-Sciences undertake no obligation to update or revise any of these statements.  Uroplasty's and Vision-Sciences' businesses are subject to substantial risks and uncertainties, including those referenced above.  Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

Contacts:
Gary Siegel	Lisa Wilson
Vice President, Finance	President
Vision-Sciences, Inc.	In-Site Communications, Inc.
(845) 365-0600	(212) 452-2793
invest@visionsciences.com	lwilson@insitecony.com

(Financial tables follow)

Vision-Sciences, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

Net sales	$4,920	$4,507	$12,782	$12,127
Cost of sales	3,017	3,129	8,472	8,474
Gross profit	1,903	1,378	4,310	3,653

Selling, general, and administrative expenses	2,760	2,304	7,609	7,404
Research and development expenses	588	552	1,465	1,399
Operating loss	(1,445)	(1,478)	(4,764)	(5,150)

Interest expense, (net)	(114)	(58)	(303)	(142)
Other, net	(3)	(18)	(15)	(16)
Loss before provision for income taxes	(1,562)	(1,554)	(5,082)	(5,308)
Income tax provision	-	8	-	11
Net loss	$(1,562)	$(1,562)	$(5,082)	$(5,319)

Net loss per common share - basic and diluted	$(0.03)	$(0.03)	$(0.11)	$(0.12)

Weighted average shares used in computing net loss per common share - basic and diluted	46,364	46,163	46,317	46,139

Vision-Sciences, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	December 31,	March 31,
	2014	2014
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,548	$1,237
Accounts receivable, net	4,056	3,818
Inventories, net	4,314	4,194
Prepaid expenses and other current assets	513	455
Total current assets	10,431	9,704

Property and equipment, net	922	1,062
Other assets, net	67	67
Total assets	$11,420	$10,833

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$2,064	$1,217
Accrued expenses	1,134	918
Accrued compensation	349	474
Deferred revenue	318	210
Capital lease obligations	-	22
Total current liabilities	3,865	2,841

Convertible debt—related party	26,522	22,414
Deferred revenue, net of current portion	13	93
Total liabilities	30,400	25,348

Commitments and Contingencies
Stockholders’ deficit:
Preferred stock, $0.01 par value
Authorized—5,000 shares; issued and outstanding - none	-	-
Common stock, $0.01 par value
Authorized—100,000 shares; issued and outstanding—48,380 shares and 47,614 shares, respectively	484	476
Additional paid-in capital	103,245	102,629
Treasury stock at cost, 65 shares and 59 shares of common stock, respectively	(85)	(78)
Accumulated deficit	(122,624)	(117,542)
Total stockholders’ deficit	(18,980)	(14,515)
Total liabilities and stockholders’ deficit	$11,420	$10,833

Vision-Sciences, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Nine Months
	December 31,
	2014	2013
Cash flows from operating activities:
Net loss	$(5,082)	$(5,319)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	466	532
Stock-based compensation expense	562	499
Provision for bad debt expenses	20	16
Amortization of debt discount	108	5
Loss on disposal of fixed assets	9	6
Changes in assets and liabilities:
Accounts receivable	(258)	198
Inventories	(408)	(465)
Prepaid expenses and other current assets	(58)	(37)
Other assets	-	10
Accounts payable	847	(215)
Accrued expenses	216	169
Accrued compensation	(125)	(8)
Deferred revenue	28	67
Net cash used in operating activities	(3,675)	(4,542)
Cash flows from investing activities:
Purchases of property and equipment	(47)	(53)
Proceeds from disposal of fixed assets	-	3
Net cash used in investing activities	(47)	(50)
Cash flows from financing activities:
Proceeds from issuance of convertible debt—related party	4,000	5,000
Proceeds from exercise of stock options	62	-
Common stock repurchased	(7)	(28)
Payments of capital leases	(22)	(46)
Net cash provided by financing activities	4,033	4,926
Net increase in cash and cash equivalents	311	334
Cash and cash equivalents at beginning of period	$1,237	$788
Cash and cash equivalents at end of period	$1,548	$1,122